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                                                                       EXHIBIT 8

                                                                  (614) 464-0000

                               September 25, 1997

Board of Directors                               Board of Directors
Camco Financial Corporation                      GF Bancorp, Inc.
814 Wheeling Avenue                              1 North Plum Street
Cambridge, Ohio  43725                           Germantown, Ohio  45327

Board of Directors                               Board of Directors
First Federal Savings Bank                       Germantown Federal Savings Bank
   of Washington Courthouse                      1 North Plum Street
134 East Court Street                            Germantown, Ohio  45327
P.O. Box 600
Washington Courthouse, Ohio  43160

Dear Directors:

                  We have reviewed the Agreement of Merger and Plan of Reorganization (the "Agreement") dated July 28, 1997, by and among Camco Financial Corporation, a Delaware corporation ("Camco"), First Federal Savings Bank of Washington Courthouse, a savings bank organized under the laws of the United States ("First Federal"), which is a wholly owned subsidiary of Camco, GF Bancorp, Inc., a Delaware corporation ("GFBC"), and Germantown Federal Savings Bank, a savings bank organized under the laws of the United States ("Germantown"), which is a wholly owned subsidiary of GFBC, with a view to rendering our opinion on the federal income tax consequences of the proposed mergers of GFBC with and into Camco and Germantown with and into First Federal.

THE MERGERS
-----------

                  The transactions contemplated by the Agreement are (1) a merger under the laws of the State of Delaware of GFBC with and into Camco (the "Company Merger") as a result of which Camco will be the surviving corporation followed by (2) the merger under the laws of the United States of Germantown with and into First Federal as a result of which First Federal will be the surviving corporation.


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September 25, 1997
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                  At the Effective Time of the Company Merger, each outstanding
GFBC Share shall be canceled and extinguished and, in substitution and exchange therefor, the holders thereof shall be entitled to receive from Camco 1.616 Camco Shares (the "Exchange Ratio"), subject to possible adjustment as follows:

                  (1) If the average closing price (as hereinafter defined) ("Average Closing Price") of Camco Shares is greater than $20.99 or is less than $15.51, the Exchange Ratio shall be adjusted to become the product of multiplying 1.616 by a fraction, the numerator of which is $20.99 if the Average Closing Price is greater than $20.99, and $15.51 if the Average Closing Price is less than $15.51, and the denominator of which is the Average Closing Price. The Average Closing Price shall be the mean of the average of the daily closing bid and asked prices of Camco Shares as reported on the Nasdaq National Market System (as reported by a mutually agreed upon authoritative source) for the twenty (20) most recent trading days ending at the close of trading on the date three (3) days prior to the closing of the Company Merger;

                  (2) The Exchange Ratio shall be adjusted to reflect any stock split, stock dividend or distributions in, or combinations or subdivisions of, Camco Shares, between the date of the Agreement and the Effective Time of the Company Merger;

                  (3) No fractional shares will be issued, and cash will be paid in lieu of fractional shares based on the Average Closing Price. No interest shall be payable with respect to such cash payment.

                  Any GFBC Shares held by a holder who dissents from the Company Merger in accordance with Section 262 of the Delaware General Corporation Law ("DGCL"), shall not, after the Effective Time of the Company Merger, be entitled to vote for any purpose or to receive any dividends or other distribution and shall be entitled to receive only the fair value of such holder's GFBC Shares.

                  At the Effective Time of the Bank Merger, each of the outstanding Germantown Shares will be canceled and extinguished and the shares of First Federal held by Camco prior to the Bank Merger will remain the only issued and outstanding shares of First Federal after the merger.

                  In connection with the Company Merger, management of Camco or GFBC have made the following representations:


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September 25, 1997
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                  1. The fair market value of the Camco Shares to be received by each GFBC shareholder will be approximately equal to the fair market value of the GFBC Shares surrendered by each such shareholder pursuant to the Company Merger.

                  2. There is no plan or intention by the GFBC shareholders who own one percent (1%) or more of GFBC Shares and, to the best of the knowledge of GFBC's management, there is no plan or intention on the part of the remaining GFBC shareholders to sell, exchange, or otherwise dispose of a number of Camco Shares received in the Company Merger which would reduce the GFBC's shareholders' ownership of Camco Shares to a number of Camco Shares having a value, as of the date of the Company Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of GFBC as of the same date.

                  3. The liabilities of GFBC assumed by Camco, and the liabilities to which the transferred assets of GFBC are subject, were incurred by GFBC in the ordinary course of its business.

                  4. Camco has no plan or intention to reacquire any of the Camco Shares issued in the Company Merger.

                  5. Camco has no plan or intention to sell or otherwise dispose of any of the assets of GFBC acquired in the Company Merger, except for dispositions made in the ordinary course of business or transferred described in
Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended ("the Code").

                  6. Following the Company Merger, Camco will continue the historic business of GFBC or use a significant portion of GFBC's business assets in a business.

                  7. GFBC, GFBC's shareholders, and Camco will pay their respective expenses, if any, incurred in connection with the Company Merger.

                  8. There is no intercorporate indebtedness existing between Camco and GFBC that was issued, acquired, or will be settled, at a discount.

                  9. No two parties to the Company Merger are "investment companies" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  10. GFBC is not under the jurisdiction of a court in a Title XI or similar case within the meaning of Section 368(a)(3)(A) of the Code.


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                  11. The fair market value of the assets of GFBC transferred to
Camco will equal or exceed the sum of the liabilities assumed by Camco, plus the amount of liabilities, if any, to which the transferred assets are subject.

                  12. The payment of cash in lieu of fractional Camco Shares is solely for the purpose of avoiding the expense and inconvenience to Camco of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Company Merger to GFBC shareholders instead of issuing fractional Camco Shares, will not exceed one percent (1%) of the total consideration that will be issued in the Company Merger to the GFBC shareholders in exchange for the GFBC Shares. The fractional share interests of each shareholder will be aggregated, and no GFBC shareholder will receive cash in an amount equal to or greater than the value of one (1) full Camco Share.

                  In connection with the Bank Merger, management of Camco, GFBC, Germantown or First Federal have made the following representations:

                  1. The fair market value of the First Federal Shares constructively received by Camco will be approximately equal to the fair market value of the Germantown Shares surrendered and canceled pursuant to the Bank Merger.

                  2. The liabilities of Germantown assumed by First Federal and the liabilities to which the transferred assets of Germantown are subject were incurred by Germantown in the ordinary course of its business.

                  3. First Federal has no plan or intention or sell or otherwise dispose of any of the assets of Germantown acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

                  4. Following the Bank Merger, First Federal will continue the historic business of Germantown or use a significant portion of Germantown's business assets in a business.

                  5. There is no intercorporate indebtedness existing between Germantown and First Federal that was issued, acquired, or will be settled, at a discount.

                  6. No two parties to the Bank Merger are "investment companies" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  7. Germantown is not under the jurisdiction of a court in a Title XI or similar case within the meaning of Section 368(a)(3)(A) of the Code.

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September 25, 1997
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                  8. The fair market value of the assets of Germantown
transferred to First Federal will equal or exceed the sum of the liabilities assumed by First Federal, plus the amount of liabilities, if any, to which the transferred assets are subject.

DISCUSSION
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                  Section 368(a)(1)(A) of the Code defines a reorganization to include a statutory merger. Since the Company Merger will be a statutory merger under the laws of the State of Delaware and Bank Merger will be a merger under the laws of the United States, this statutory requirement is satisfied.

                  In addition, certain non-statutory requirements have been imposed by the courts and by the Internal Revenue Service in determining whether reorganizations are in compliance with Section 368 of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the acquired corporation, and that the shareholders of all corporate parties to the reorganization emerge with some continuing proprietary interest in the entity resulting from the reorganization.
Section 3.02 of Revenue Procedure 77-37, 1977-2 C.B. 568, provided that the continuity of interest requirement is satisfied "if there is a continuing interest through stock ownership in the acquiring or transferee corporation ... on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least fifty percent (50%) of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date."

                  Pursuant to the representations that have been made, it is our opinion that the non-statutory requirements of business purpose and continuity of business enterprise are satisfied. Furthermore, assuming that the value of Camco Shares to be received by GFBC shareholders in the Company Merger exceeds the cash paid for fractional shares and cash paid for dissenters' shares, the continuity of interest requirement will be satisfied in that GFBC shareholders will receive Camco Shares equal in value to the GFBC Shares exchanged therefor, which will ensure that GFBC shareholders will have a continuing interest through stock ownership in Camco which is equal in value to at least fifty percent (50%) of the value of all the formerly outstanding GFBC Shares as of the effective date of the Company Merger. Since Camco is the sole shareholder of Germantown and First Federal at the time of the Bank Merger and will remain the sole shareholder of First Federal after the Bank Merger, the Bank Merger also satisfies the continuity of interest test.


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September 25, 1997
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OPINIONS
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                  Therefore, based on the description of the Company Merger in the Agreement, the representations set forth above upon which we have relied, and the foregoing legal authorities, it is our opinion with respect to the Company Merger that:

                  1. The Company Merger will constitute a reorganization under
         Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("the Code"). Camco and GFBC will each be a party to the reorganization.

                  2. No gain or loss will be recognized to GFBC upon the transfer of its assets to Camco in exchange for Camco's shares and the assumption by Camco of liabilities of GFBC.

                  3. No gain or loss will be recognized to Camco on the receipt of the assets of GFBC in exchange for Camco Shares.

                  4. The basis of the assets of GFBC in the hands of Camco will be the same as the basis of such assets in the hands of GFBC immediately prior to the Company Merger.

                  5. The holding period of the assets of GFBC to be received by Camco will include the period during which the assets were held by GFBC.

                  6. No gain or loss will be recognized by GFBC shareholders who exchange their GFBC Shares for Camco Shares (including fractional share interests) pursuant to the Company Merger.

                  7. The basis of the Camco Shares (including fractional share interests) to be received by a GFBC shareholder will be the same as the basis of the GFBC Shares surrendered in exchange therefore and the holding period of Camco Shares (including fractional share interests) to be received by such GFBC shareholder will be the same as the holding period of the GFBC Shares surrendered in exchange therefore.

                  8. Where a cash payment is received by a GFBC shareholder in lieu of fractional Camco Shares, the cash payment will be treated as received by such GFBC shareholder as a distribution in redemption of the fractional share interest, subject to the provisions and limitations of Section 302 of the Code. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares redeemed as provided in Section 302(a) of the Code.

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September 25, 1997
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                  9. If a GFBC shareholder dissents to the Company Merger and receives solely cash in exchange for such shareholder's GFBC Shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's GFBC Shares, subject to the provisions and limitations of Section 302 of the Code. Such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the proportional tax basis of the GFBC Shares so redeemed. Any such loss will be treated as a loss from the sale of stock and will be taxed as a capital loss if the GFBC Shares were held by such shareholder as a capital asset at the time of the Company Merger. As discussed below, depending upon the particular circumstances of each GFBC shareholder, any such gain from the sale of stock will be taxable as capital gain or as a dividend taxable as ordinary income. If, after the receipt of the cash, a dissenting GBFC shareholder has completely terminated such shareholder's actual and constructive ownership interest in GFBC or Camco within the meaning of
         Section 302(b)(3) of the Code, then any gain recognized on the receipt of cash will be treated as capital gain if GFBC Shares were held by such shareholder as a capital asset at the Effective Time of the Company Merger. If a dissenting GFBC shareholder receiving a cash payment for such shareholder's GFBC Shares does not thereby completely terminate such shareholder's ownership interest in GFBC or Camco within the meaning of Section 302(b)(3) of the Code, any gain recognized on the receipt of cash may be treated as a dividend and taxed at ordinary income rates unless the cash payment received by such shareholder qualifies for treatment as capital gain under the substantially disproportionate redemption exemption of Section 302(b)(2) of the Code, or under one of the other exceptions to dividend treatment contained in
         Section 302. In order to determine whether there has been a complete termination of actual and constructive interests in Camco, it is necessary to consider Camco Shares owned by persons from whom ownership is attributed to such dissenting shareholder under the rules of Section 318 of the Code.

                  Based on the description of the Bank Merger in the Agreement, the representations set forth above upon which we have relied, and the foregoing authorities, it is our opinion that:

                  1. The Bank Merger will constitute a reorganization under
         Section 368(a)(1)(A) of the Code. First Federal and Germantown will each be a party to the reorganization.

                  2. No gain or loss will be recognized to Germantown upon the transfer of its assets to First Federal in constructive exchange for First Federal's shares and the assumption by First Federal of liabilities of Germantown.
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September 25, 1997
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                  3. No gain or loss will be recognized to First Federal on the receipt of the assets of Germantown in constructive exchange for First Federal Shares.

                  4. The basis of the assets of Germantown in the hands of First Federal will be the same as the basis of such assets in the hands of Germantown immediately prior to the Bank Merger.

                  5. The holding period of the assets of Germantown to be received by First Federal will include the period during which the assets were held by Germantown.

                  6. No gain or loss will be recognized by Camco, the sole shareholder of Germantown, which constructively exchanges its Germantown Shares for First Federal Shares pursuant to the Bank Merger.

                  7. The basis of the First Federal Shares held by Camco will be increased by the same as the basis of the Germantown Shares constructively surrendered in exchange for First Federal Shares.

OVERALL EVALUATION
------------------

                  Based upon, and subject to, the foregoing, it is our opinion that the Merger should result in the federal income tax consequences described above.

                  This opinion is not binding on the Internal Revenue Service and no ruling has been, or will be, requested from the Internal Revenue Service as to any federal income tax consequence described above. Although this opinion is based upon our best interpretation of current provisions of the Code and the Treasury Department regulations promulgated thereunder, as well as existing court decisions and administrative rulings and procedures, and sets forth the conclusions we believe would be reached by a court if the issues were properly briefed and presented to it, no assurance can be provided that a court in fact would agree with our interpretation. Further, no assurance can be provided that the applicable law will not change in a manner that will adversely affect these consequences, and any such adverse change could be retroactive.


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September 25, 1997
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                  No opinion is expressed as to any federal income tax
consequence other than as specifically set forth herein, and no opinion is expressed with respect to the amount or timing of any federal income tax deduction or credit or with respect to any tax issue arising under state, local, or foreign tax provisions. Further, any change in the facts as set forth herein or in the Agreement or the representations could affect this opinion, perhaps in an adverse manner.

                                               Very truly yours,

                                               Vorys, Sater, Seymour and Pease

gnc/bjs